UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Strategy Inc

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Chaitanya Jain, Director, Investor Relations of Strategy Inc (the "Company"), appeared on an episode of RE:Bitcoin, hosted by Chase Palmieri, during which Mr. Jain discussed, among other things, the 2026 Special Meeting of Stockholders (the "Special Meeting") and certain of the proposals to be presented for shareholder consideration. A transcript of Mr. Jain's remarks regarding the foregoing is forth below as Annex A. Mr. Jain also made posts about the interview to his X account, copies of which are set forth below as Annex B.

Additionally, the Company posted a video on its X account concerning the Special Meeting. Phong Q. Le, the Company's President and Chief Executive Officer, reposted the video to his X account. Copies of these posts and a transcript of the video are set forth below as Annexes C and D, respectively.

Annex A

Interviewer

All right, well, let's start here.

So Strategy recently proposed an amendment to move all of its preferred shares to daily dividends, something that the team had previously said or thought might not be possible until Strive had led the way with SATA. So what was the ultimate breakthrough that made daily dividends possible for both companies?

Mr. Jain:

So we originally launched STRC with monthly dividends, and it became clear that the monthly record dates and payments was creating the volatility around the ex-dates and we wanted to take it to a higher frequency. So about six months ago, we very closely studied what's the best way to upgrade the frequency and go to a higher frequency. And we did think about the daily structure and the number one roadblock was around some rules that NASDAQ has around the lag between announcing or declaring dividends to when the record date can occur and keeping that at at least 10 days, if not more.

And we came to a conclusion that going from monthly to semi-monthly would in itself be a very big upgrade, and it would continue our cadence of announcing the rate on the last day of the month, having the first record date on the 15th for the next month and the second record date on the last day of the month, and would hence be a very natural transition without changing the timing of announcing the next rate.

It would still have a 2x improvement in terms of the frequency of dividends and cutting down the volatility. So we were very excited about it, got a lot of positive feedback, pushed that amendment through and clearly saw the success of it.

And to Strive's credit, they took it one step further, and they kind of tweaked the design of it, announced the rate for the next month on the 15th of the prior month, and had that kick in from the first of the next month for all the days of the subsequent month.

And that was one way of doing it. And we got the opportunity to see how they implemented it. We got the opportunity to see how investors reacted to it. And clearly, it was something that worked and something that investors liked, both institutional investors and retail investors. And in the spirit of continuing to innovate and upgrade our securities, we obviously saw that as an opportunity for us to also continue to do, and we not only sort of went in the direction of daily dividends, but came in with our own implementation or enhancement to that idea where it's not just every business day being a record date, but we decided that we should just have every calendar day be a record date and we should match the economics or dividends perfectly to the ownership period, so if you are owning STRC or the other preferreds through the weekend or through holidays, they should still count as record dates.

And unfortunately, the payment system or the banking system still isn't there, where you can make the payments over weekends or holidays, so the payment would still be on the next business day. But we thought that cycle makes a lot more sense, especially with the movement that we're seeing across equity capital markets now where everything is moving to a 24/7 world with NASDAQ making these announcements to go there eventually with tokenization becoming a big theme.

So it became very clear to us that we want to sort of take that leap today itself. So we are very excited with that announcement.

Voting is now open for MSTR shareholders to vote on the amendment. It opened earlier this week, or October 5th, you know, and it'll go until October 28th, which is when our special shareholder meeting is, when we would announce the results. And November 1st is when STRC could potentially kick into daily dividends.

So we are very excited with that innovation. And for us, the way we see it, it's not the end version or end state of STRC. This is just one of its many improvements over the journey since one year ago when we launched it, and in the future, we continue to upgrade and innovate and find different ways of enhancing what STRC is.

Annex B

Post

Chaitanya Jain reposted

Chase Palmieri
@chasepalmieri

We asked Strategy the questions most interviewers won't.

Armed with tough questions directly from @BritishHodl, @BitStrategy, @ChrisMMillas, @RyQuant, and @_Adrian of @TNorth, we put @CJ_Bitcoin from @Strategy in the hot seat.

$STRC vs. $SATA. Daily dividends. Buybacks. USD reserves. Total returns. Strategy's moat.

No softballs.

The latest RE:Bitcoin is LIVE 👇
Watch on Youtube: youtu.be/kZbDiUm5q-M

RE:Bitcoin
by Sovana
WE ASKED
STRATEGY
THAT?!
Chaitanya Jain (CJ)
1:07:56

8:32 AM · Oct 12, 2026 · **11K** Views

8 | 23 | 111 | 65

Relevant

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Annex C

Annex D

Own MSTR?

Here's why your vote on daily dividends matters.

Daily dividends are designed to strengthen strategy's preferreds, and increased demand could drive amplification and Bitcoin per share.

Here's how to vote in three steps.

Step one. You must have owned MSDR on September 25th. Step two. Open your inbox and search for Strategy. Open the Vote Now e-mail, and find your 16-digit control number. Step three. Go to proxyvote.com and enter your control number. On Proposal 1, select 4, then submit your vote.

Need help? Contact your broker or e-mail ir@strategy.com.

Voting opens October 5th, and closes at 11:59 PM Eastern on October 27th. The special meeting is on October 28th. If approved and when declared, daily dividends would begin November 1st for STRC and January 1st for the other three. Not voting counts as a no.

Vote today!

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2026 Special Meeting of Stockholders (the “Special Meeting”). On October 5, 2026, the Company began mailing the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting. Investors and securityholders are urged to read these documents, including the definitive proxy statement (and any amendments or supplements thereto), when they become available because they contain important information. You may obtain these documents (when they become available) free of charge on the SEC's website (www.sec.gov) or at the Company’s website (www.strategy.com) or by contacting the Company’s Investor Relations team by email (ir@strategy.com).

No proxy cards are being furnished by this communication. Stockholders may vote their shares only by following the voting instructions set forth in the definitive proxy statement.

Participant Information

The Company and its directors and executive officers may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Special Meeting. Information about the compensation of the Company’s named executive officers and its non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation”, respectively, in the definitive proxy statement for the Company’s 2026 Annual Meeting of Stockholders filed with the SEC on April 28, 2026, available here. Information regarding the participants’ holdings of the Company’s securities and their direct or indirect interests, by security holdings or otherwise, can be found in the sections titled “Security Ownership of Certain Beneficial Owners and Management” and “Interests of Directors and Executive Officers” in the definitive proxy statement for the Special Meeting filed with the SEC on October 5, 2026, available here.

Forward-Looking Statements

Statements in this communication about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the proposed changes to the terms of the Company’s 10.00% Series A Perpetual Strife Preferred Stock, Variable Rate Series A Perpetual Stretch Preferred Stock, 8.00% Series A Perpetual Strike Preferred Stock, and 10.00% Series A Perpetual Stride Preferred Stock and related potential benefits or impacts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2026 and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this communication speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.